EXHIBIT 11.2

                         CHOICE ONE COMMUNICATIONS INC.
                          COMPUTATION OF PER SHARE LOSS
                        THREE MONTHS ENDED MARCH 31, 1999

                                                                      Equivalent
Title                                   Number of Shares   Percent     Shares
-----                                   ----------------   -------   ---------
Choice One Communications, Inc.           21,275,829        100.0%  21,275,829


Weighted Average Share Outstanding                                  21,275,829
Net Loss Applicable to Common Stock                                 $(4,447,000)
Net Loss Per Share, Basic and Diluted                               $(0.21)